News Release

For Immediate Release

LOCKHEED MARTIN ANNOUNCES THIRD QUARTER 2012 RESULTS

•	Net sales of $11.9 billion
•	Net earnings from continuing operations of $727 million or $2.21 per diluted share
•	Cash from operations of $1.6 billion
•	Increases quarterly dividend rate 15 percent to $1.15 per share
•	Increases 2012 outlook and provides trend information for 2013

BETHESDA, Md., Oct. 24, 2012 – Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2012 net sales of $11.9 billion compared to $12.1 billion in 2011. Net earnings from continuing operations for the third quarter of 2012 were $727 million, or $2.21 per diluted share, compared to $665 million, or $1.99 per diluted share, in 2011. Cash from operations during the third quarter of 2012 was $1.6 billion, compared to cash from operations of $551 million after pension contributions of $960 million during the third quarter of 2011.

The third quarter of 2012 included a non-cash FAS/CAS pension adjustment of $207 million, which reduced net earnings by $128 million, or $0.39 per diluted share, compared to a non-cash FAS/CAS pension adjustment of $231 million, which reduced net earnings by $143 million, or $0.43 per diluted share, in 2011. The third quarter of 2012 also included a special charge of $23 million, which reduced net earnings by $15 million, or $0.05 per diluted share, related to the previously announced workforce reductions at Electronic Systems. The third quarter of 2011 included special charges of $39 million, which reduced net earnings by $25 million, or $0.07 per diluted share, related to workforce reductions at the Corporation’s Information Systems & Global Solutions (IS&GS) business segment and Corporate Headquarters.

“Our strong operating results this quarter are a reflection of several factors, including our relentless focus on affordability and program execution,” said Bob Stevens, chairman and chief executive officer.  “We also have a strategy that is aligned with our customers, a proven portfolio of products and technologies, and a team that is talented and dedicated, even with the uncertainties that lie ahead.  We remain focused on meeting our customer commitments and delivering value to our shareholders.”

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Summary Reported Results

The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

SUMMARY REPORTED RESULTS
(in millions, except per share data)
	Quarters Ended		Nine Months Ended
	Sept. 30, 2012	Sept. 25, 2011	Sept. 30, 2012	Sept. 25, 2011
Net sales	$11,869	$12,119	$35,083	$34,288

Operating profit
Business segment operating profit	$1,434	$1,355	$4,244	$3,877
Unallocated expense, net
Non-cash FAS/CAS pension adjustment[1]	(207)	(231)	(622)	(692)
Special items – severance charges[2]	(23)	(39)	(23)	(136)
Stock-based compensation	(42)	(37)	(129)	(116)
Other, net	(64)	(7)	(160)	(35)
Total consolidated operating profit	$1,098	$1,041	$3,310	$2,898

Net earnings from
Continuing operations	$727	$665	$2,176	$1,969
Discontinued operations[3]	—	35	—	3
Net earnings	$727	$700	$2,176	$1,972

Diluted earnings per share from
Continuing operations	$2.21	$1.99	$6.62	$5.72
Discontinued operations[3]	—	0.11	—	0.01
Diluted earnings per share	$2.21	$2.10	$6.62	$5.73

Cash from operations	$1,573	$551	$2,876	$3,164

[1]  The non-cash FAS/CAS pension adjustment represents the difference between pension expense calculated in accordance with GAAP and pension costs calculated and funded in accordance with U.S. Government Cost Accounting Standards (CAS).

[2]  Severance charges for 2012 consisted of amounts, net of state tax benefits, associated with the elimination of certain positions at the Electronic Systems business segment. For 2011, severance charges consisted of amounts related to actions taken at various business segments as well as Corporate Headquarters. Severance charges for initiatives that are not significant are included in business segment operating profit.

[3]  Discontinued operations for 2011 include the operating results of Savi Technology, Inc. (Savi) and also Pacific Architects and Engineers, Inc. (PAE) through the date of its sale on April 4, 2011. Amounts related to discontinued operations during 2012 were not significant and, accordingly, were included in operating profit.

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2012 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments into its outlook for proposed acquisitions, divestitures, joint ventures, changes in tax laws, or special items until such transactions have been consummated or enacted. See the “Disclosure Regarding Forward-Looking Statements” section contained in this press release.

2012 FINANCIAL OUTLOOK
(in millions, except per share data)
	Current	July 2012

Net sales	$45,500 – $46,500	$45,000 – $46,000

Operating profit
Business segment operating profit	$5,375 – $5,475	$5,200 – $5,300
Unallocated expense, net
Non-cash FAS/CAS pension adjustment	~ (835)	~ (835)
Stock-based compensation and other, net	~ (390)	~ (340)
Total consolidated operating profit	$4,150 – $4,250	$4,025 – $4,125

Diluted earnings per share from continuing operations	$8.20 – $8.40	$7.90 – $8.10

Cash from operations[1]	> $4,000	> $3,900

[1]  The Corporation’s 2012 financial outlook for cash from operations includes required contributions of $1.1 billion to its pension trust, which were completed during the first six months of 2012. The Corporation also anticipates recovering these pension contributions as CAS costs in 2012. Consistent with prior years, the Corporation will consider options for further contributions in the remainder of the year.

2013 Financial Trends

The Corporation’s preliminary outlook for 2013 is premised on the assumption that sequestration does not occur, that the U.S. Government continues to support and fund the Corporation's programs, which is consistent with the continuing resolution funding measure through March 2013, and that Congress approves defense budget legislation for government fiscal year 2013 at a level consistent with the President’s proposed defense budget for the second half of the U.S. Government’s fiscal year 2013. With these assumptions, the Corporation expects 2013 net sales will decline at a low single digit rate from 2012 levels primarily as a result of a projected mid single digit decline in IS&GS net sales. The Corporation’s preliminary outlook also indicates that the 2013 business segment operating profit margin will remain above 11 percent.  If sequestration or other budgetary cuts to avoid sequestration occur, the Corporation expects these budget reductions could have a material effect on its 2013 results of operations, earnings, and cash flows (see the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 24, 2012).

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The Corporation’s outlook for its 2013 non-cash FAS/CAS pension expense adjustment is premised on the assumptions that the discount rate at the end of 2012 is 4.0 percent, a 75 basis points decrease from 2011, actual investment returns for 2012 are 8.0 percent, pension funding is comparable to 2012, and all other assumptions are held constant. With these assumptions, the Corporation expects its 2013 non-cash FAS/CAS pension expense adjustment would be approximately $700 million. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in a decrease or increase of approximately $145 million in the estimated 2013 non-cash FAS/CAS pension expense adjustment. The Corporation will finalize its postretirement benefit plan assumptions and determine the actual return on plan assets on Dec. 31, 2012. The final assumptions and actual return on plan assets for 2012 may differ materially from those discussed.

Cash Deployment Activities

The Corporation deployed cash in 2012 by:

•	paying cash dividends of $326 million in the third quarter and $979 million during the year-to-date period;
•	repurchasing 3.3 million shares at a cost of $294 million in the third quarter and 8.2 million shares at a cost of $722 million during the year-to-date period;
•	making contributions of $1.1 billion to its pension trust during the year-to-date period; and
•	making capital expenditures of $208 million in the third quarter and $514 million during the year-to-date period.

On Sept. 27, 2012, the Corporation increased its quarterly dividend rate 15 percent, or $0.15 per share, to $1.15 per share beginning with the payment on Dec. 28, 2012, to the stockholders of record as of the close of business on Dec. 3, 2012.

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Segment Results

The Corporation currently operates in four business segments: Aeronautics; Electronic Systems; IS&GS; and Space Systems. Operating profit for the business segments includes equity earnings and losses from investees because the operating activities of the investees are closely aligned with the operations of those segments. The Corporation’s equity investments primarily include United Launch Alliance (ULA) and United Space Alliance (USA), both of which are part of Space Systems.

As announced on Oct. 8, 2012, in order to streamline the Corporation’s operations and enhance customer alignment, the Electronic Systems business segment will be reorganized effective Dec. 31, 2012 into two new business segments: Missiles and Fire Control (MFC) and Mission Systems and Training (MST).  In connection with this reorganization, the Electronic Systems corporate management layer will be eliminated, and the Global Training and Logistics business will be split between the two new business segments.  In addition, the business reporting relationship for the Sandia National Laboratories and the U.K. Atomic Weapons Establishment joint venture will transfer from Electronic Systems to Space Systems. Following the reorganization, the Corporation will have five business segments comprised of Aeronautics, IS&GS, MFC, MST, and Space Systems.  These changes do not affect the amounts, discussion, or presentation of the Corporation’s business segments as set forth in this press release.  The Corporation will begin to report its financial results consistent with this new structure beginning with its earnings press release reporting fourth quarter and full year 2012 results and 2013 outlook.

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The following table presents summary operating results of the current four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

SEGMENT RESULTS
(in millions)
	Quarters Ended		Nine Months Ended
	Sept. 30, 2012	Sept. 25, 2011	Sept. 30, 2012	Sept. 25, 2011
Net sales
Aeronautics	$3,698	$3,965	$10,812	$10,507
Electronic Systems	3,818	3,663	11,293	10,925
Information Systems & Global Solutions	2,292	2,323	6,645	6,833
Space Systems	2,061	2,168	6,333	6,023
Total net sales	$11,869	$12,119	$35,083	$34,288

Operating profit
Aeronautics	$415	$444	$1,254	$1,169
Electronic Systems	509	447	1,576	1,357
Information Systems & Global Solutions	209	213	605	620
Space Systems	301	251	809	731
Total business segment operating profit	1,434	1,355	4,244	3,877
Unallocated expense, net	(336)	(314)	(934)	(979)
Total consolidated operating profit	$1,098	$1,041	$3,310	$2,898

In the discussion of comparative segment results, changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in segment operating profit based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s operating profit may be impacted by changes in estimated profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the estimated profit booking rates, typically referred to as risk retirements, usually relate to revisions in the total estimated costs at completion that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated costs at completion and a reduction of the estimated profit booking rate. Increases or decreases in estimated profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit may also be impacted, favorably or unfavorably, by matters that are not accounted for using the percentage-of-completion method of accounting, such as the resolution of contractual matters, reserves for disputes, asset impairments, and insurance recoveries, among others. Segment operating profit and items such as risk retirements, reductions of profit booking rates, or other matters are presented net of state income taxes.

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The Corporation’s consolidated net adjustments not related to volume, including net profit rate adjustments and other matters, represented approximately 30 percent and 36 percent of total segment operating profit for the third quarter and first nine months of 2012, respectively, and approximately 30 percent of total segment operating profit for both the third quarter and first nine months of 2011.

Aeronautics

(in millions)
	Quarters Ended		Nine Months Ended
	Sept. 30, 2012	Sept. 25, 2011	Sept. 30, 2012	Sept. 25, 2011
Net sales	$3,698	$3,965	$10,812	$10,507
Operating profit	$415	$444	$1,254	$1,169
Operating margins	11.2%	11.2%	11.6%	11.1%

Net sales for the Aeronautics business segment decreased $267 million, or 7 percent, during the third quarter of 2012, compared to the corresponding period in 2011. The decrease in net sales was attributable to a decline of approximately $375 million for C-130 programs due to fewer aircraft deliveries (eight aircraft delivered in the third quarter of 2012 compared to 13 in the same 2011 period); a decrease of about $135 million for the F-22 programs due to lower production as final aircraft deliveries were completed in the second quarter of 2012 and lower risk retirements; and approximately $40 million related to F-16 programs due to lower volume on sustainment activities partially offset by increased aircraft deliveries (six aircraft delivered in the third quarter of 2012 compared to five in the same 2011 period). Partially offsetting the decreases was an increase in net sales of approximately $300 million due to increased production volume for F-35 Low Rate Initial Production (LRIP) contracts.

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Net sales for the Aeronautics business segment increased $305 million, or 3 percent, during the first nine months of 2012, compared to the corresponding period in 2011. The increase in net sales was attributable to an increase of approximately $760 million for F-35 LRIP contracts as a result of increased production volume and about $305 million for F-16 programs primarily due to higher aircraft deliveries (29 F-16 aircraft delivered in the first nine months of 2012 compared to 17 in the same 2011 period). Partially offsetting the increases were lower net sales of about $350 million for the F-22 programs due to decreased production and lower risk retirements; a decline of about $145 million for the F-35 development contract due to the inception-to-date effect of reducing the profit booking rate in the second quarter of 2012 and to a lesser extent lower volume; approximately $140 million for C-130 programs principally due to decreased aircraft deliveries (25 C-130J aircraft delivered in the first nine months of 2012 compared to 26 in the same 2011 period) and aircraft configuration mix; and a decrease of approximately $125 million for other sustainment activities as a result of lower risk retirements and decreased volume.

Operating profit for the Aeronautics business segment decreased $29 million, or 7 percent, during the third quarter of 2012, compared to the corresponding period in 2011. The decrease was attributable to lower operating profit of approximately $65 million for the F-22 programs and about $45 million for other sustainment activities both due to declines in risk retirements. Partially offsetting the decreases were higher operating profit of approximately $50 million for F-16 programs as a result of higher risk retirements, and about $35 million due to increased volume and risk retirements for other various programs. Operating profit for C-130 programs was comparable as the decline in profit from aircraft deliveries was largely offset by increased risk retirements. Adjustments not related to volume, including net profit rate adjustments described above, were approximately $10 million lower in the third quarter of 2012, compared to the corresponding period in 2011.

Operating profit for the Aeronautics business segment increased $85 million, or 7 percent, during the first nine months of 2012, compared to the corresponding period in 2011. The increase in operating profit was attributable to approximately $100 million for F-16 programs driven by increased risk retirements and higher aircraft deliveries, an increase of about $95 million for C-130 programs due to risk retirements on international production contracts, an increase of about $50 million for F-35 LRIP contracts due to increased risk retirements and higher production volume, an increase of about $40 million due to increased risk retirements on various programs, and a reduction of purchased intangible amortization expense on F-16 contracts of about $40 million. Partially offsetting the increases were lower operating profit of approximately $95 million for other sustainment activities principally due to declines in risk retirements; a decline of about $90 million for the F-35 development contract primarily due to the inception-to-date effect of reducing the profit booking rate in the second quarter of 2012; and a decrease of approximately $50 million for the F-22 programs due to lower volume and risk retirements partially offset by a resolution of a contractual matter in the second quarter of 2012. Adjustments not related to volume, including net profit rate adjustments and the resolution of the contractual matter described above, were approximately $5 million higher in the first nine months of 2012, compared to the corresponding period in 2011.

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Electronic Systems

(in millions)
	Quarters Ended		Nine Months Ended
	Sept. 30, 2012	Sept. 25, 2011	Sept. 30, 2012	Sept. 25, 2011
Net sales	$3,818	$3,663	$11,293	$10,925
Operating profit	$509	$447	$1,576	$1,357
Operating margins	13.3%	12.2%	14.0%	12.4%

Net sales for the Electronic Systems business segment increased $155 million, or 4 percent, during the third quarter of 2012, compared to the corresponding period in 2011. The increase in net sales was attributable to higher volume of approximately $95 million for integrated warfare systems and sensors programs (Aegis and other radar systems), increased volume of about $40 million on tactical missile programs (Javelin), about $35 million for air and missile defense programs (Patriot Advanced Capability-3), and approximately $25 million for fire control systems programs (Longbow). Partially offsetting the increases were lower net sales of about $35 million for undersea systems programs due to lower volume.

Net sales for the Electronic Systems business segment increased $368 million, or 3 percent, during the first nine months of 2012, compared to the corresponding period in 2011. The increase was attributable to higher volume and risk retirements of approximately $410 million from ship and aviation programs (Persistent Threat Detection System (PTDS), Littoral Combat Ship, MH-60), and about $135 million from tactical missile programs (Joint Air-to-Surface Stand-off Missile (JASSM), Javelin). Partially offsetting the increase were lower net sales due to decreased volume of about $65 million primarily from training and logistics programs, approximately $60 million from fire control systems programs (Sniper®), and $45 million from undersea systems programs.

Operating profit for the Electronic Systems business segment increased $62 million, or 14 percent, during the third quarter of 2012, compared to the corresponding period in 2011. The increase was attributable to higher operating profit of approximately $35 million for air and missile defense programs (Terminal High Altitude Area Defense) as a result of increased risk retirements and approximately $25 million for ship and aviation programs primarily due to reserves recorded in the third quarter of 2011. Adjustments not related to volume, including net profit rate adjustments described above, were approximately $45 million higher in the third quarter of 2012, compared to the corresponding period in 2011.

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Operating profit for the Electronic Systems business segment increased $219 million, or 16 percent, during the first nine months of 2012, compared to the corresponding period in 2011. The increase was attributable to higher operating profit of approximately $165 million from ship and aviation programs (PTDS, Vertical Launching System, MH-60) as a result of increased risk retirements in the third quarter of 2012 and reserves recorded in the third quarter of 2011, about $75 million from tactical missile programs (Javelin, Hellfire, JASSM, Multiple Launch Rocket System) due to increased risk retirements and volume, and about $50 million from a resolution of contractual matters. Partially offsetting these increases was lower operating profit from reducing profit booking rates on certain programs, including training and logistics programs, and a net increase in various costs, including severance. Adjustments not related to volume, including net profit rate adjustments and the resolution of contractual matters described above, were approximately $280 million higher in the first nine months of 2012, compared to the corresponding period in 2011.

Information Systems & Global Solutions

(in millions)
	Quarters Ended		Nine Months Ended
	Sept. 30, 2012	Sept. 25, 2011	Sept. 30, 2012	Sept. 25, 2011
Net sales	$2,292	$2,323	$6,645	$6,833
Operating profit	$209	$213	$605	$620
Operating margins	9.1%	9.2%	9.1%	9.1%

Net sales for the IS&GS business segment decreased $31 million, or 1 percent, during the third quarter and $188 million, or 3 percent, during the first nine months of 2012, compared to the corresponding periods in 2011. The decreases in net sales during both periods were attributable to declines of approximately $40 million during the third quarter and $100 million during the first nine months from the completion of the Outsourcing Desktop Initiative program for NASA, decreases of about $30 million during the third quarter and $150 million during the first nine months due to cessation of the Airborne Maritime Fixed Station Joint Tactical Radio System program, and declines of about $30 million during the third quarter and $85 million during the first nine months from the completion of the U.K. Census program in the fourth quarter of 2011. Additionally, net sales also decreased during the first nine months by about $75 million due to lower volume on the Hanford program as a result of decreased funding under the American Recovery and Reinvestment Act of 2009. Partially offsetting the decreases were increases of approximately $70 million during the third quarter and $220 million during the first nine months as a result of increased activity for other numerous programs, primarily federal cyber security programs and PTDS operational support, as well as net sales from an acquisition in the fourth quarter of 2011.

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The declines in operating profit for the IS&GS business segment during the third quarter and first nine months of 2012, compared to the corresponding periods in 2011 primarily were attributable to lower net sales. Adjustments not related to volume, including net profit rate adjustments, were approximately $5 million lower in the third quarter of 2012, compared to the corresponding period in 2011, and approximately $35 million higher in the first nine months of 2012, compared to the corresponding period in 2011.

Space Systems

(in millions)
	Quarters Ended		Nine Months Ended
	Sept. 30, 2012	Sept. 25, 2011	Sept. 30, 2012	Sept. 25, 2011
Net sales	$2,061	$2,168	$6,333	$6,023
Operating profit	$301	$251	$809	$731
Operating margins	14.6%	11.6%	12.8%	12.1%

Net sales for the Space Systems business segment decreased $107 million, or 5 percent, during the third quarter of 2012, compared to the corresponding period in 2011. The decrease in net sales was attributable to a decline of approximately $105 million for commercial and government satellite programs primarily as a result of fewer commercial satellite deliveries (no satellites delivered in the third quarter of 2012 compared to one in the same 2011 period).

Net sales for the Space Systems business segment increased $310 million, or 5 percent, during the first nine months of 2012, compared to the corresponding period in 2011. The increase in net sales was attributable to an increase of approximately $165 million for commercial and government satellite programs primarily driven by higher commercial satellite deliveries (two deliveries in the first nine months of 2012 compared to one in the same 2011 period), an increase of about $125 million due to higher production volume and risk retirements for the Orion Multi-Purpose Crew Vehicle (Orion) program, and an increase of approximately $65 million due to higher volume on various strategic and defensive missile programs. Partially offsetting the increases were lower net sales of about $45 million for the NASA External Tank program, which ended in connection with the completion of the Space Shuttle program during the second quarter of 2011.

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Operating profit for the Space Systems business segment increased $50 million, or 20 percent, during the third quarter of 2012, compared to the corresponding period in 2011. The increase in operating profit was attributable to approximately $85 million of higher equity earnings for ULA and USA inclusive of launch related activities at ULA and the resolution of contract cost matters associated with the wind-down of USA, which was partially offset by decreased volume and lower risk retirements of about $30 million for commercial and government satellite activities. Adjustments not related to volume, including net profit rate adjustments described above, were approximately $10 million lower in the third quarter of 2012, compared to the corresponding period in 2011.

Operating profit for the Space Systems business segment increased $78 million, or 11 percent, during the first nine months of 2012, compared to the corresponding period in 2011. The increase in operating profit was attributable to an increase of approximately $40 million primarily due to increased risk retirements on the Orion program and about $40 million for commercial and government satellite programs as a result of higher commercial satellite deliveries and risk retirements. Adjustments not related to volume, including net profit rate adjustments described above, were approximately $30 million higher in the first nine months of 2012, compared to the corresponding period in 2011.

Total equity earnings recognized by the Space Systems business segment from ULA and USA represented about $120 million, or 40 percent, and approximately $170 million, or 21 percent, of this segment’s operating profit during the third quarter and first nine months of 2012, respectively.  During the third quarter and first nine months of 2011, total equity earnings recognized by the Space Systems business segment from ULA and USA represented about $35 million, or 14 percent, and approximately $165 million, or 23 percent, respectively of this segment’s operating profit.

Income Taxes

The Corporation’s effective income tax rates from continuing operations were 30.5 percent and 30.1 percent during the third quarter and first nine months of 2012, respectively, and 29.9 percent and 26.1 percent during the third quarter and first nine months of 2011. The rates for all periods benefited from tax deductions for U.S. manufacturing activities and dividends paid to certain defined contribution plans with an employee stock ownership plan feature. The effective income tax rates for the third quarter and first nine months of 2011 also included the U.S. research and development tax credit that expired on Dec. 31, 2011. This benefit will not be incorporated into the Corporation’s 2012 outlook unless new legislation is enacted. In addition, the effective income tax rates for the first nine months of 2011 included a reduction to income tax expense of $89 million, or $0.26 per diluted share, through the elimination of liabilities for unrecognized tax benefits as a result of the U.S. Congressional Joint Committee on Taxation completing its review of the Internal Revenue Service Appeals Division’s resolution of adjustments related to tax years 2003 through 2008.

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About Lockheed Martin

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 120,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2011 were $46.5 billion.

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NEWS MEDIA CONTACT:	Jennifer Whitlow, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference Call Information

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3:00 p.m. E.T. on Oct. 24, 2012. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s web site at: http://www.lockheedmartin.com/investor.

Disclosure Regarding Forward-Looking Statements

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings, and cash flows.  These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially due to factors such as:

•	the availability of government funding for the Corporation’s products and services both domestically and internationally due to budgetary constraints, performance, cost, or other factors;
•	sequestration under the Budget Control Act of 2011 or alternative measures that may be adopted in lieu of sequestration;
•	changes in government and customer priorities, requirements, or contracting practices (including the potential for deferral, reduction or termination of programs);
•	quantity revisions to the F-35 program, including in the U.S. or internationally;
•	actual returns (or losses) on pension plan assets, movements in interest rates, and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, accelerated pension funding, stock option exercises, or debt levels);
•	difficulties in developing and producing operationally advanced technology systems;

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•	the timing and customer acceptance of product deliveries;
•	materials availability and performance by key suppliers, subcontractors, and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the effect of future legislation, rulemaking, and changes in accounting, tax (including potential corporate tax reform), defense, and procurement policy or interpretations, or challenges to the allowability and recovery of costs incurred under government cost accounting standards (including potential costs associated with sequestration or other budgetary cuts to avoid sequestration, such as severance payments made to employees and facility closure expenses);
•	the effect of future acquisitions or divestitures, joint ventures, teaming arrangements, or internal reorganizations;
•	the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services, export policies, and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel and suppliers (including the potential for disruption associated with sequestration and related employee severance or supplier termination costs); and
•	domestic and international economic, business, and political conditions.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s U.S. Securities and Exchange Commission filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 and 2012 Quarterly Reports on Form 10-Q, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to update or reconfirm its financial projections only by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of Oct. 23, 2012.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results, or changes in the Corporation’s expectations. The Corporation also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

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Lockheed Martin Corporation

Consolidated Statements of Earnings 1

(unaudited; in millions, except per share data)

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 25,	Sept. 30,	Sept. 25,
	2012	2011	2012	2011

Net sales	$11,869	$12,119	$35,083	$34,288
Cost of sales	(10,888)	(11,123)	(31,945)	(31,572)
Gross profit	981	996	3,138	2,716
Other income, net	117	45	172	182
Operating profit	1,098	1,041	3,310	2,898
Interest expense	(97)	(89)	(289)	(258)
Other non-operating income (expense), net	45	(3)	93	25
Earnings from continuing operations before income taxes	1,046	949	3,114	2,665
Income tax expense	(319)	(284)	(938)	(696)
Net earnings from continuing operations	727	665	2,176	1,969
Net earnings from discontinued operations [2]	—	35	—	3
Net earnings	$727	$700	$2,176	$1,972
Effective tax rate	30.5%	29.9%	30.1%	26.1%

Earnings per common share
Basic
Continuing operations	$2.25	$2.01	$6.72	$5.78
Discontinued operations	—	0.11	—	0.01
Basic earnings per common share	$2.25	$2.12	$6.72	$5.79

Diluted
Continuing operations	$2.21	$1.99	$6.62	$5.72
Discontinued operations	—	0.11	—	0.01
Diluted earnings per common share	$2.21	$2.10	$6.62	$5.73

Weighted average number of shares outstanding
Basic	323.5	329.8	324.0	340.4
Diluted	328.3	333.6	328.6	344.3

Common shares reported in stockholders' equity at end of period			321.4	321.3

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 30 for the third quarter of 2012. The interim financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

[2]	Discontinued operations for 2011 include the operating results of Savi Technology, Inc. (Savi) and also Pacific Architects and Engineers, Inc. (PAE) through the date of its sale on April 4, 2011. Amounts related to discontinued operations during 2012 were not significant and, accordingly, were included in operating profit.

15

Lockheed Martin Corporation

Business Segment Net Sales, Operating Profit, and Operating Margins

(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 30, 2012	Sept. 25, 2011	% Change	Sept. 30, 2012	Sept. 25, 2011	% Change
Net sales
Aeronautics	$3,698	$3,965	(7)%	$10,812	$10,507	3%
Electronic Systems	3,818	3,663	4%	11,293	10,925	3%
Information Systems & Global Solutions	2,292	2,323	(1)%	6,645	6,833	(3)%
Space Systems	2,061	2,168	(5)%	6,333	6,023	5%
Total net sales	$11,869	$12,119	(2)%	$35,083	$34,288	2%

Operating profit
Aeronautics	$415	$444	(7)%	$1,254	$1,169	7%
Electronic Systems	509	447	14%	1,576	1,357	16%
Information Systems & Global Solutions	209	213	(2)%	605	620	(2)%
Space Systems	301	251	20%	809	731	11%
Total business segment operating profit	1,434	1,355	6%	4,244	3,877	9%
Unallocated expense, net	(336)	(314)	7%	(934)	(979)	(5)%
Total consolidated operating profit	$1,098	$1,041	5%	$3,310	$2,898	14%

Operating margins
Aeronautics	11.2%	11.2%		11.6%	11.1%
Electronic Systems	13.3%	12.2%		14.0%	12.4%
Information Systems & Global Solutions	9.1%	9.2%		9.1%	9.1%
Space Systems	14.6%	11.6%		12.8%	12.1%
Total business segment operating margins	12.1%	11.2%		12.1%	11.3%

Total consolidated operating margins	9.3%	8.6%		9.4%	8.5%

16

Lockheed Martin Corporation

Selected Financial Data

(unaudited; in millions)

	Quarters Ended		Nine Months Ended
	Sept. 30, 2012	Sept. 25, 2011	Sept. 30, 2012	Sept. 25, 2011
Unallocated expense, net
Non-cash FAS/CAS pension adjustment
FAS pension expense	$(485)	$(455)	$(1,456)	$(1,366)
Less: CAS expense	(278)	(224)	(834)	(674)
Non-cash FAS/CAS pension adjustment	(207)	(231)	(622)	(692)
Special items - severance charges[1]	(23)	(39)	(23)	(136)
Stock-based compensation	(42)	(37)	(129)	(116)
Other, net	(64)	(7)	(160)	(35)
Total unallocated expense, net	$(336)	$(314)	$(934)	$(979)

[1]	Severance charges for 2012 consisted of amounts, net of state tax benefits, associated with the elimination of certain positions at the Electronic Systems business segment. For 2011, severance charges consisted of amounts related to actions taken at various business segments as well as Corporate Headquarters. Severance charges for initiatives that are not significant are included in business segment operating profit.

17

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	Sept. 30, 2012	Dec. 31, 2011
Assets
Current assets
Cash and cash equivalents	$4,652	$3,582
Receivables, net	6,428	6,064
Inventories, net	2,878	2,481
Deferred income taxes	1,281	1,339
Other current assets	552	628
Total current assets	15,791	14,094

Property, plant, and equipment, net	4,486	4,611
Goodwill	10,183	10,148
Deferred income taxes	4,073	4,388
Other noncurrent assets	4,788	4,667
Total assets	$39,321	$37,908

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,184	$2,269
Customer advances and amounts in excess of costs incurred	6,396	6,399
Salaries, benefits, and payroll taxes	1,725	1,664
Current portion of long-term debt	150	—
Other current liabilities	2,213	1,798
Total current liabilities	12,668	12,130

Long-term debt, net	6,374	6,460
Accrued pension liabilities	12,967	13,502
Other postretirement benefit liabilities	1,245	1,274
Other noncurrent liabilities	3,625	3,541
Total liabilities	36,879	36,907

Stockholders' equity
Common stock, $1 par value per share	321	321
Additional paid-in capital	—	—
Retained earnings	12,703	11,937
Accumulated other comprehensive loss	(10,582)	(11,257)
Total stockholders' equity	2,442	1,001
Total liabilities and stockholders' equity	$39,321	$37,908

18

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Nine Months Ended
	Sept. 30, 2012	Sept. 25, 2011

Operating activities
Net earnings	$2,176	$1,972
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	711	739
Stock-based compensation	129	116
Severance charges	23	136
Reduction in tax expense from resolution of certain tax matters	—	(89)
Tax benefit related to discontinued operations	—	(81)
Changes in operating assets and liabilities:
Receivables, net	(365)	(853)
Inventories, net	(387)	575
Accounts payable	(86)	707
Customer advances and amounts in excess of costs incurred	(3)	(342)
Postretirement benefit plans	329	134
Income taxes	48	7
Other, net	301	143
Net cash provided by operating activities	2,876	3,164

Investing activities
Capital expenditures	(514)	(569)
Net cash provided by short-term investment transactions	—	510
Other, net	(33)	270
Net cash (used for) provided by investing activities	(547)	211

Financing activities
Repurchases of common stock	(708)	(2,317)
Dividends paid	(979)	(770)
Issuance of long-term debt, net of related costs	—	1,980
Proceeds from stock option exercises	337	81
Other, net	91	(46)
Net cash used for financing activities	(1,259)	(1,072)

Net change in cash and cash equivalents	1,070	2,303
Cash and cash equivalents at beginning of period	3,582	2,261
Cash and cash equivalents at end of period	$4,652	$4,564

19

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2011	$321	$—	$11,937	$(11,257)	$1,001
Net earnings	—	—	2,176	—	2,176
Other comprehensive income, net of tax [1]	—	—	—	675	675
Repurchases of common stock [2]	(8)	(669)	(45)	—	(722)
Dividends declared [3]	—	—	(1,365)	—	(1,365)
Stock-based awards and ESOP activity	8	669	—	—	677
Balance at Sept. 30, 2012	$321	$—	$12,703	$(10,582)	$2,442

[1]	Primarily represents the reclassification adjustment for recognition of prior period amounts related to postretirement benefit plans of $609 million.

[2]	The Corporation repurchased 3.3 million shares of its common stock for $294 million during the quarter ended Sept. 30, 2012. For the nine months ended Sept. 30, 2012, the Corporation repurchased 8.2 million shares for $722 million. The Corporation's Board of Directors has approved a share repurchase program, authorizing an amount available for share repurchases of $6.5 billion. As of Sept. 30, 2012, the Corporation had repurchased a total of 51.2 million shares of its common stock under its share repurchase program for $3.9 billion, and had remaining authorization of $2.6 billion for future share repurchases.

[3]	Includes dividends of $1.00 per share declared during each of the quarters ended March 25, 2012, June 24, 2012 and Sept. 30, 2012. Additionally includes a fourth quarter dividend of $1.15 per share declared during the quarter ended Sept. 30, 2012.

20

Lockheed Martin Corporation

Operating Data

(unaudited)

	Sept. 30, 2012	Dec. 31, 2011
Backlog	(in millions)
Aeronautics	$26,600	$30,500
Electronic Systems	25,300	24,900
Information Systems & Global Solutions	8,200	9,300
Space Systems	15,500	16,000
Total backlog	$75,600	$80,700

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 30, 2012	Sept. 25, 2011	Sept. 30, 2012	Sept. 25, 2011
F-16	6	5	29	17
F-22	—	—	8	8
F-35	12	5	17	7
C-130J	8	13	25	26
C-5M	1	1	2	2

21